Exhibit 99.1

                Newpark Resources Reports First Quarter Results

    METAIRIE, La., April 26 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it earned net income of $1,415,000, or $0.02 per diluted share, on revenue of $104.3 million for the quarter ended
March 31, 2004. This compares to net income of $1,224,000, or $0.02 per diluted share, on revenue of $90.6 million for the quarter ended
March 31, 2003.

    Newpark's revenue and earnings in markets outside of its historic Gulf Coast base continued to increase and were primarily responsible for the first quarter's positive result. Non-Gulf Coast and non-oilfield revenues totaled $56.3 million in the quarter, contributing $8.6 million to segment operating profit. Gulf Coast oilfield revenue amounted to $48.1 million and generated a $700,000 segment operating loss.

    James D. Cole, Newpark's chairman and CEO commented: "We are encouraged by the performance of the Company in the non-Gulf Coast markets that we have been developing for the past five years. In the first quarter, these new markets provided 54% of Newpark's total revenue versus 43% a year ago. We believe that improvement in the second quarter will come from continued strength in these markets and from several segments within our historic Gulf Coast market. We expect that near-term gains in the Gulf Coast market will be driven not by rig activity, but from improving revenue per rig due to the increasing depth and complexity of drilling."


    Drilling Fluids Segment

    Revenue from the drilling fluids business totaled $66.2 million for the quarter, up 31% from $50.5 million reported in the year-ago period, and up 16% from the fourth quarter. Increases came from the U.S. Mid-Continent region, where revenue doubled from the first quarter of 2003 on increased rig activity, and European market revenue that increased 68% from the comparable quarter of 2003.

    Drilling fluids' contribution to operating profit increased to $5.4 million, equal to 8.2% of revenue, from $2.9 million, or 5.7% of revenue, in the first quarter of 2003. The improvement was principally attributable to improved operations in the Mid-Continent region of the U.S.

    "We are fortunate to have significantly improved our market position in key drilling fluid customer relationships," Cole indicated, "and believe that those customers will be increasingly active in the Gulf Coast market during the remainder of the year. Several key Gulf of Mexico projects have recently started, and we expect to see progress in this market in the second quarter."


    Mat Sales and Mat Rentals

    Revenue from the Mat and Integrated Services segment was $20.9 million for the first quarter, a decrease of $2.6 million or 11% from the 2003 level, on lower pricing and activity in the Gulf Coast market and lower mat sales in the recent quarter.

    Oilfield mat rental volume for the quarter totaled 3.6 million square feet at an average price of $0.83 per square foot. This compares to 4.6 million square feet at an average of $1.03 per square foot in 2003's first quarter, which benefited from several large projects that did not recur in the remainder of 2003.

    "Oilfield mat rental pricing has continued to improve since the low in the third quarter of 2003," Cole said, "and pricing on recently awarded work increased to $1.05 per square foot in the first quarter, an indicator of likely second quarter pricing. This is a truly unusual market cycle in which we anticipate that further improvement in oilfield pricing will result from industry-wide inventory reductions rather than increased rig activity. Volume increases will come from non-oilfield utility, general construction and other projects, a market we have worked several years to develop. The non-oilfield market provides the opportunity for premium pricing, further enhancing overall profitability. We will continue to pursue the non-oilfield rental market as those opportunities arise, including an increase in our rental fleet in Alaska and the recent introduction of the rental concept in Mexico."


    E&P Waste Services

    Revenue from E&P waste was $17.2 million compared to $16.6 million in the same period of 2003. Operating income was $2.8 million, or 16.3% of revenue, compared to $2.6 million and 15.7% in 2003.

    Revenue gains from Canadian E&P, the new Wyoming market and industrial disposal were sufficient to offset lower Gulf Coast drilling-related volume during the first quarter. Lower earnings from Gulf Coast operations, attributable equally to a $0.92 decline in average revenue per barrel and 8% lower volume, were offset by gains in the other waste markets.

    The Company handled 802,000 barrels of E&P waste in the first quarter, compared to 871,000 in the year-ago period. Average revenue per barrel was down 7% at $12.11 compared to $13.03 a year ago as a result of the change in mix.

    "We believe that the waste market will trail the improvement in our other Gulf Coast businesses, since its results are more closely correlated to the rig count," Cole commented. Beginning in the current quarter, the Company has revised the segment presentation to include in E&P Waste Services the Canadian and Wyoming environmental revenues previously reported as part of the Drilling Fluids segment.


    Balance Sheet Data

    Newpark's working capital in the quarter was unchanged despite the 10% growth in revenue from year-end, assisted by a seven-day improvement in accounts receivable turnover. Capital expenditures in the period were $2.6 million. Newpark completed the restructuring of its bank credit facility early in the first quarter and reduced its usage of the facility by $8.4 million, principally from application of $8 million of restricted cash that had been used to secure a letter of credit. Long-term debt represented 35.7% of total capital at quarter end, compared to 36.9% at December 31, 2003. "We have retained our focus on improving Newpark's capital structure by reducing debt from free cash flow, and plan to continue this process during 2004, working toward a 30% debt to total capital target," Cole concluded.


    Investor Conference Call

    Newpark will host a conference call at 10:30 AM EDT, Tuesday, April 27. That call will be webcast and can be accessed from the Investor Relations page of the Company's web site at www.newpark.com.


    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.


                      TWO PAGES OF FINANCIAL DATA FOLLOW


    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov, as well as through our Website, www.newpark.com.



       Newpark Resources, Inc.
       Year-Ago Quarter Comparison
       (in thousands, except per share amounts)
                                                     1Q04              1Q03
       Revenue
       Drilling Fluids                              $66,235           $50,522
       E&P Waste Disposal                            17,180            16,572
       Mat & Integrated Services                     20,894            23,483
                                                   $104,309           $90,577
       Operating Income
       Drilling Fluids                               $5,412            $2,905
       E&P Waste Disposal                             2,808             2,608
       Mat & Integrated Services                       (431)            1,654
                                                      7,789             7,167

       Corporate G&A                                  1,545             1,286
       Foreign Currency (gain) loss                     108              (277)
       Interest Income                                 (121)             (325)
       Interest Expense                               3,572             3,792
       Pre-Tax                                        2,685             2,691
       Income tax                                     1,007               996
       Net income                                     1,678             1,695
       Preferred Dividends                              263               471
       Net income to common                          $1,415            $1,224

       Common share equivalents, diluted             83,137            77,803
       Diluted EPS                                    $0.02             $0.02

       EBITDA
       Pre-tax                                       $2,685            $2,691
       Interest                                       3,572             3,792
       Depreciation & Amortization                    5,284             5,290
       Total                                        $11,541           $11,773
       % of Revenue                                   11.1%             13.0%

       Waste Data (in thousands, except
        per barrel amounts)
       E&P Gulf Coast Waste Volume                      802               871
       Average Gulf Coast Revenue per Barrel         $12.11            $13.03

       E&P Gulf Coast Revenue                        $9,895           $11,560
       E&P Non-Gulf Coast                             5,466             3,894
       NORM                                             574               594
       Industrial                                     1,245               524
                                                    $17,180           $16,572

       Mat Rental Data - Gulf Coast (in millions,
        except per square foot amounts)
       Installation                                    $3.7              $5.6
       Re-rental                                        2.2               2.0
       Total                                           $5.9              $7.6

       Oilfield Average Price per Square Foot         $0.83             $1.03
       Oilfield Square Feet Installed                   3.6               4.6

       Drilling Fluids Data
       Average Rigs Serviced (North America)            164               154
       Annualized Rev. per Rig (000's)               $1,274            $1,090


       Consolidated Balance Sheets
       (Unaudited)                                 March 31,      December 31,
       (In thousands)                                2004              2003
       ASSETS

       Current assets:
         Cash and cash equivalents                   $3,795            $4,692
         Restricted cash                                ---             8,029
         Trade accounts receivable, less
          allowance of $2,723 in 2004 and
          $2,920 in 2003                            103,027            99,948
         Notes and other receivables                  6,289             5,428
         Inventories                                 79,338            74,846
         Deferred tax asset                           9,373             8,698
         Other current assets                         9,716             8,510
           Total current assets                     211,538           210,151

       Property, plant and equipment, at
        cost, net of accumulated depreciation       203,023           206,238
       Goodwill and other intangibles               115,511           115,869
       Deferred tax asset                             7,250             8,778
       Other assets                                  38,165            34,464
                                                   $575,487          $575,500

       LIABILITIES AND STOCKHOLDERS' EQUITY

       Current liabilities:
         Foreign bank lines of credit                $9,651           $10,610
         Notes payable and current
          maturities of long-term debt                3,242             3,259
         Accounts payable                            37,871            40,479
         Accrued liabilities                         33,191            21,894
           Total current liabilities                 83,955            76,242

       Long-term debt                               174,804           183,600
       Other non-current liabilities                  1,606             1,697

       Stockholders' equity:
         Preferred Stock                             20,000            30,000
         Common Stock                                   838               811
         Paid-in capital                            401,189           390,788
         Unearned restricted stock
          compensation                                 (720)             (803)
         Accumulated other comprehensive
          income                                      4,266             5,033
         Retained deficit                          (110,451)         (111,868)
           Total stockholders' equity               315,122           313,961
                                                   $575,487          $575,500

           Ratio of long-term debt to
            total capital                             35.7%             36.9%



SOURCE  Newpark Resources, Inc.
    -0-                             04/26/2004
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.newpark.com/
    (NR)

CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL
SU:  ERN CCA MAV